UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                                  Signal Technology Corp.
-------------------------------------------------------------------------------
                                     (Name of Issuer)

                                       Common Stock
-------------------------------------------------------------------------------
                              (Title of Class of Securities)

                                         826675100
-------------------------------------------------------------------------------
                                      (CUSIP Number)

                                     December 31, 2001
-------------------------------------------------------------------------------
                  (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X ] Rule 13d-1(b)
[  ] Rule 13d-1(c)
[  ] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 12 Pages

CUSIP No. 826675100                                           Page 2 of 12 Pages
                                  SCHEDULE 13G


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ironwood Capital Management, LLC
       Tax ID 04-3386084
--------------------------------------------------------------------------------

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [  ]
                                                            (b) [X ]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                        0

   NUMBER OF SHARES             6      SHARED VOTING POWER
BENEFICIALLY OWNED BY                  1,002,325
EACH REPORTING PERSON
         WITH
                                7      SOLE DISPOSITIVE POWER
                                        0

                                8      SHARED DISPOSITIVE POWER
                                       1,474,425

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,474,425

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [  ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       14.69%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO, IA
--------------------------------------------------------------------------------

CUSIP No. 826675100                                          Page 3 of 12 Pages
                                  SCHEDULE 13G
--------------------------------------------------------------------------------

1      NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warren J. Isabelle
       N/A
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [  ]
                                                            (b)  [X ]

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       American
--------------------------------------------------------------------------------

      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY            -----------------------------------------------------
         EACH              6      SHARED VOTING POWER
      REPORTING                   1,002,325
        PERSON
         WITH              -----------------------------------------------------

                           7      SOLE DISPOSITIVE POWER
                                  0
                           -----------------------------------------------------

                           8      SHARED DISPOSITIVE POWER
                                  1,474,425

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,474,425
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       14.69%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       HC
--------------------------------------------------------------------------------

CUSIP No. 826675100                                           Page 4 of 12 Pages
                                  SCHEDULE 13G
--------------------------------------------------------------------------------

1      NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Richard L. Droster
       N/A
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [  ]
                                                            (b)  [X ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       American
--------------------------------------------------------------------------------

 NUMBER OF                      5      SOLE VOTING POWER
  SHARES                               0
BENEFICIALLY
  OWNED BY                      ------------------------------------------------
    EACH
 REPORTING                      6      SHARED VOTING POWER
  PERSON                               1,002,325
   WITH
                                ------------------------------------------------

                                7      SOLE DISPOSITIVE POWER
                                       0

                                ------------------------------------------------

                                8      SHARED DISPOSITIVE POWER
                                       1,474,425

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,474,425
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       14.69%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       HC
--------------------------------------------------------------------------------

CUSIP No. 826675100                                           Page 5 of 12 Pages
                                  SCHEDULE 13G
--------------------------------------------------------------------------------

1      NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Donald Collins

       N/A
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [  ]
                                                            (b)  [X ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       American
--------------------------------------------------------------------------------

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6      SHARED VOTING POWER
         EACH                     1,002,325
      REPORTING            -----------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH                     0
                           -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                  1,474,425
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,474,425
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       14.69%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       HC
--------------------------------------------------------------------------------

CUSIP No. 826675100                                           Page 6 of 12 Pages
                                  SCHEDULE 13G
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ICM/Isabelle Small-Cap Value Fund

       N/A
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [  ]
                                                            (b)  [X ]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Massachusetts
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6      SHARED VOTING POWER
         EACH                     513,500
      REPORTING            -----------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH                     0
                           -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                  513,500
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,474,425
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       14.69%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       HC
--------------------------------------------------------------------------------

CUSIP No. 826675100                                           Page 7 of 12 Pages
                                  SCHEDULE 13G
--------------------------------------------------------------------------------

Item 1.    (a).    Name of Issuer: Signal Technology Corp.

           (b).    Address of Issuer's Principal Executive Offices:

                   222 Rosewood Drive
                   Danvers, MA  01923

Item 2.    (a).    Name of Person Filing:

                  (i)   Ironwood Capital Management, LLC ("ICM")
                  (ii)  Warren J. Isabelle ("Isabelle")
                  (iii) Richard L. Droster ("Droster")
                  (iv)  Donald Collins ("Collins")
                  (v)   ICM/Isabelle Small-Cap Value Fund ("Fund")

           b).    Address of Principal Business Office or, if none, Residence:

                  ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Isabelle:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Droster:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Collins:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Fund:
                  21 Custom House Street
                  Boston, MA 02110

           (c).   Citizenship or Place of Organization:

                  ICM:              Massachusetts
                  Isabelle:         American

CUSIP No. 826675100                                           Page 8 of 12 Pages
                                  SCHEDULE 13G
--------------------------------------------------------------------------------

                  Droster:          American
                  Collins:          American
                  Fund:             Massachusetts

           (d).   Title of Class of Securities: Common Stock

           (e).   CUSIP Number:  826675100

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (a)     [ ] Broker or dealer registered under section 15 of
                       the Act (15 U.S.C. 78o);
           (b)     [ ] Bank as defined in section 3(a)(6) of the
                       Act (15 U.S.C. 78c);
           (c)     [ ] Insurance company as defined in section 3(a)(19)
                       of the Act (15 U.S.C. 78c.);
           (d)     [ ] Investment company registered under section 8 of
                       the Investment Company Act of 1940 (15 U.S.C.
                       80a-8);
           (e)     [x] An investment adviser in accordance with
                       section 240.13d-1(b)(1)(ii)(E);
           (f)     [ ] An employee benefit plan or endowment fund in
                       accordance with section 240.13d-1(b)(1)(ii)
                       (F);
           (g)     [ ] A parent holding company or control person in
                       accordance with section 240.13d-1(b)(1)(ii)(G);
           (h)     [ ] A savings associations as defined in
                       section 3(b) of the Federal Deposit Insurance
                       Act (12 U.S.C. 1813);
           (i)     [ ] A church plan that is excluded from the
                       definition of an investment company under
                       section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
           (j)     [ ] Group, in accordance with section 240.13d-1(b)(1)
                       (ii)(J).

Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).   Amount beneficially owned:
                  (i)      ICM:  1,474,425

CUSIP No. 826675100                                           Page 9 of 12 Pages
                                  SCHEDULE 13G
--------------------------------------------------------------------------------

                  (ii)     Isabelle:  1,474,425
                  (iii)    Droster:  1,474,425
                  (iv)     Collins:  1,474,425
                  (v)      Fund:  513,500

           (b).    Percent of class:
                   (i)      ICM:  14.69%
                   (ii)     Isabelle:  14.69%
                   (iii)    Droster:  14.69%
                   (iv)     Collins:  14.69%
                   (v)      Fund:  5.12%

           (c).    Number of shares as to which the person has:

                   (1)    Sole power to vote or to direct the vote:

                          (i)      ICM:    0
                          (ii)     Isabelle:    0
                          (iii)    Droster:    0
                          (iv)     Collins:    0
                          (v)      Fund:    0

                   (2)     Shared power to vote or to direct the vote:

                           (i)      ICM:   1,002,325
                           (ii)     Isabelle:  1,002,325
                           (iii)    Droster: 1,002,325
                           (iv)     Collins:  1,002,325
                           (v)      Fund:  513,500

                   (3)      Sole power to dispose or to direct the
                            disposition of :

                            (i)      ICM:     0
                            (ii)     Isabelle:     0
                            (iii)    Droster:     0
                            (iv)     Collins:     0
                            (v)      Fund:     0

                   (4) Shared power to dispose or to direct the disposition of:

                            (i)      ICM:  1,474,425
                            (ii)     Isabelle:  1,474,425

CUSIP No. 826675100                                          Page 10 of 12 Pages
                                  SCHEDULE 13G
--------------------------------------------------------------------------------

                            (iii)    Droster: 1,474,425
                            (iv)     Collins:  1,474,425
                            (v)      Fund:  513,500

Item 5.   Ownership  of Five  Percent  or Less of a  Class:

          Not Applicable

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:

          Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable

Item 8.   Identification and Classification of Members of the Group:

          Not Applicable

Item 9.   Notice of Dissolution of Group:

          Not Applicable

Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

CUSIP No. 826675100                                          Page 11 of 12 Pages
                                  SCHEDULE 13G
--------------------------------------------------------------------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            IRONWOOD CAPITAL
                                            MANAGEMENT, LLC

Date:  February 14, 2002            By:             *
                                            ------------------------------
                                            Warren J. Isabelle, Manager


Date:  February 14, 2002                            *
                                            ------------------------------
                                            Warren J. Isabelle, Manager


Date:  February 14, 2002                            *
                                            ------------------------------
                                            Richard L. Droster,
                                            Executive Vice President


Date:  February 14, 2002                             *
                                            ------------------------------
                                            Donald Collins,
                                            Senior Portfolio Manager


Date:  February 14, 2002                    ICM/ISABELLE SMALL CAP VALUE FUND

                                     By:              *
                                            ------------------------------
                                            Warren J. Isabelle, President

By:  /s/ Gary S. Saks                          February 14, 2002
     ------------------------------
     Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.

CUSIP No. 826675100                                          Page 12 of 12 Pages
                                  SCHEDULE 13G
--------------------------------------------------------------------------------


                                   EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC WARREN J. ISABELLE, RICHARD L. DROSTER, DONALD COLLINS, AND ICM/ISABELLE SMALL CAP VALUE FUND

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER, DONALD COLLINS AND ICM/ISABELLE SMALL CAP VALUE FUND hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                    IRONWOOD CAPITAL
                                    MANAGEMENT, LLC

Date:  February 14, 2002            By:               *
                                         ------------------------------
                                         Warren J. Isabelle, Manager

Date:  February 14, 2002                             *
                                         ------------------------------
                                         Warren J. Isabelle

Date:  February 14, 2002                             *
                                         ------------------------------
                                         Richard L. Droster

Date:  February 14, 2002                             *
                                         ------------------------------
                                         Donald Collins

Date:  February 14, 2002            ICM/ISABELLE SMALL CAP VALUE FUND

                                    By:              *
                                         ------------------------------
                                         Warren J. Isabelle, President

By:      /s/ Gary S. Saks                   February 14, 2002
     ------------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.